Exhibit 99.1
FOR RELEASE:	April 22, 2009

WESTSTAR FINANCIAL SERVICES CORPORATION
REPORTS RECORD GROWTH AND SOLID FIRST QUARTER EARNINGS

ASHEVILLE, NORTH CAROLINA - Weststar Financial Services Corporation (OTC BB: “WFSC”) reported record consolidated assets of $214.2 million on March 31, 2009 – an 18% increase over March 31, 2008.  Total loans on March 31, 2009 were $175.0 million – an increase of 28% from the level reported a year earlier.  Deposits reflected 20% growth to $186.5 million at March 31, 2009 compared to the prior year, and shareholders’ equity increased 8% from March 31, 2008 to $17.0 million at March 31, 2009.

The Company once again continued its trend of positive earnings and reported $224 thousand in net income for the first quarter of 2009.  The Company has not accepted TARP or any other government subsidized capital infusions and continues to maintain a strong capital position with a Tier 1 leverage ratio of 10.05%, which is well above the regulatory guidelines of 5% for well-capitalized institutions.

“Throughout this economic downturn, we have continued to make loans to assist our commercial and retail customers with the same sound and cautious policies that have served us well for over a decade, and have continued to earn us a 5-Star Rating from BauerFinancial, Inc.,” stated G. Gordon Greenwood, President & Chief Executive Officer.

Weststar Financial Services Corporation is the parent company of The Bank of Asheville.  Weststar Financial Services Corporation owns 100% interest in Weststar Financial Services Corporation I, a statutory trust.  The Bank operates five full-service banking offices in Buncombe County, North Carolina – Downtown Asheville, Candler, Leicester, South Asheville and Reynolds.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

* * * * *
For Further Information, please contact:	Randall C. Hall
Executive Vice President and Secretary
Chief Financial Officer
Voice (828) 232-2904; Fax (828) 350-3904
e-mail rhall@bankofasheville.com

Weststar Financial Services Corporation & Subsidiary
Selected Financial Data
	Three Months Ended
	March 31,
	2009	2008	% change
Consolidated earning summary:
Interest income	$3,063,662	$3,080,413	-0.5%
Interest expense	1,193,073	1,347,132	-11.4%
Net interest income	1,870,589	1,733,281	7.9%
Provision for loan losses	254,580	37,445	579.9%
Net interest income after
provision for loan losses	1,616,009	1,695,836	-4.7%
Other income	408,207	375,034	8.9%
Other expenses	1,695,888	1,469,592	15.4%
Income before taxes	328,328	601,278	-45.4%
Income taxes	104,385	213,141	-51.0%
Net income	$223,943	$388,137	-42.3%
Earnings per share - Basic	$0.10	$0.18	-44.4%
Earnings per share - Diluted	0.10	0.17	-41.2%
Average Shares - Basic	2,136,837	2,118,956	0.8%
Average Shares - Diluted	2,251,225	2,279,551	-1.2%
Consolidated balance sheet data:
Total Assets	$214,202,340	$180,968,119	18.4%
Total Deposits	186,453,881	155,155,491	20.2%
Loans (gross)	175,006,653	137,192,577	27.6%
Investments	23,518,059	26,494,464	-11.2%
Shareholders' Equity	16,971,583	15,793,519	7.5%
Consolidated average balance sheet data:
Total Assets	$207,155,031	$175,340,851	18.1%
Total Deposits	177,720,929	149,617,026	18.8%
Loans (gross)	173,165,289	137,076,409	26.3%
Investments	23,631,269	26,369,785	-10.4%
Shareholders' Equity	16,856,942	15,476,307	8.9%
Consolidated performance ratios:
Return on average assets*	0.44%	0.89%
Return on average equity*	5.39%	10.09%
Capital to Assets	8.14%	8.83%
Consolidated asset quality data and ratios:
Nonaccruing and restructured loans	$1,782,322	$189,126	842.4%
Accruing loans 90 days past due	-	-	0.0%
Nonperforming loans	1,782,322	189,126	842.4%
Foreclosed properties	205,006	87,787	133.5%
Nonperforming assets	1,987,328	276,913	617.7%
Allowance for loan losses	2,677,865	2,110,658	26.9%
Loans charged off	117,693	29,902	293.6%
Recoveries of loans charged off	10,997	12,990	-15.3%
Net loan charge-offs	106,696	16,912	530.9%
Net charge-offs to average loans*	0.25%	0.05%	400.0%
Nonperforming loans to total assets	0.83%	0.10%	730.0%
Allowance coverage of nonperforming loans
Allowance for loan losses to gross loans	1.53%	1.54%	-0.7%

*Annualized based on number of days in the period.

Weststar Financial Services Corporation & Subsidiary
Supplemental Quarterly Financial Data
	Quarters Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008
Consolidated earning summary:
Interest income	$3,063,662	$3,171,825	$3,080,208	$2,895,378	$3,080,413
Interest expense	1,193,073	1,270,829	1,180,997	1,185,292	1,347,132
Net interest income	1,870,589	1,900,996	1,899,211	1,710,086	1,733,281
Provision for loan losses	254,580	202,525	320,635	150,680	37,445
Net interest income after provision for loan losses	1,616,009	1,698,471	1,578,576	1,559,406	1,695,836
Other income	408,207	407,609	425,618	415,849	375,034
Other expenses	1,695,888	1,620,863	1,478,381	1,563,388	1,469,592
Income before taxes	328,328	485,217	525,813	411,867	601,278
Income taxes	104,385	203,529	176,809	129,384	213,141
Net income	$223,943	$281,688	$349,004	$282,483	$388,137
Earnings per share - Basic	$0.10	$0.13	$0.16	$0.13	$0.18
Earnings per share - Diluted	0.10	0.12	0.15	0.12	0.17
Average Shares - Basic	2,136,837	2,124,622	2,122,147	2,119,461	2,118,956
Average Shares - Diluted	2,251,225	2,253,846	2,273,388	2,279,884	2,279,551
Consolidated balance sheet data:
Total Assets	$214,202,340	$202,858,972	$193,073,062	$182,923,687	$180,968,119
Total Deposits	186,453,881	170,814,106	166,519,486	155,212,188	155,155,491
Loans (gross)	175,006,653	171,239,692	157,724,566	148,338,170	137,192,577
Investments	23,518,059	23,778,449	23,681,294	25,076,449	26,494,464
Shareholders' Equity	16,971,583	16,510,571	15,783,148	15,782,299	15,793,519
Consolidated average balance sheet data:
Total Assets	$207,155,031	$197,854,734	$185,946,806	$178,016,532	$175,340,851
Total Deposits	177,720,929	170,545,425	159,510,362	151,838,703	149,617,026
Loans (gross)	173,165,289	165,675,893	152,497,479	141,392,197	137,076,409
Investments	23,631,269	23,695,793	24,553,284	26,011,589	26,369,785
Shareholders' Equity	16,856,942	16,149,305	15,892,539	15,920,103	15,476,307
Consolidated performance ratios:
Return on average assets*	0.44%	0.57%	0.75%	0.64%	0.89%
Return on average equity*	5.39%	6.94%	8.74%	7.14%	10.09%
Capital to Assets	8.14%	8.16%	8.55%	8.94%	8.83%
Consolidated asset quality data and ratios:
Nonaccruing and restructured loans	$1,782,322	$316,102	$82,693	$187,157	$189,126
Accruing loans 90 days past due	-	-	-	-	-
Nonperforming loans	1,782,322	316,102	82,693	187,157	189,126
Foreclosed properties	205,006	205,006	227,407	51,006	87,787
Nonperforming assets	1,987,328	521,108	310,100	238,163	276,913
Allowance for loan losses	2,677,865	2,529,981	2,355,244	2,252,385	2,110,658
Loans charged off	117,693	36,759	236,362	16,910	29,902
Recoveries of loans charged off	10,997	8,971	18,587	7,956	12,990
Net loan charge-offs	106,696	27,788	217,775	8,954	16,912
Net charge-offs to average loans*	0.25%	0.07%	0.57%	0.03%	0.05%
Nonperforming loans to total assets	0.83%	0.16%	0.04%	0.10%	0.10%
Allowance coverage of nonperforming loans	150.25%	800.37%	2848.18%	1203.47%	1116.01%
Allowance for loan losses to gross loans	1.53%	1.48%	1.49%	1.52%	1.54%

* Annualized based on number of days in the period.